AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED
RESTRICTIVE COVENANT AGREEMENT
This Amendment No. 1 to the Second Amended and Restated Restrictive Covenant Agreement (this “Amendment”), dated as of October 4, 2022, is entered into by and among Safe Bulkers, Inc. (the “Company”) and Polys Hajioannou (“P. Hajioannou”). All capitalized terms appearing herein that are not otherwise shall have the meanings ascribed to them in the Second Amended and Restated Restrictive Covenant Agreement, dated as of August 2, 2017 (the “Existing Agreement”).
WHEREAS, the parties hereto are parties to the Existing Agreement;
WHEREAS, pursuant to Section 7.1 of the Existing Agreement, the parties thereto may amend the Existing Agreement by an instrument in writing; and WHEREAS, the parties hereto wish to amend the Existing Agreement as set forth herein to clarify that certain acquisitions of Drybulk Vessels by P. Hajioannou or any entity under his control shall not be prohibited by Article III of the Existing Agreement, and not to otherwise alter the rights of any of the parties thereto.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants in this Amendment, the parties, intending to be legally bound, hereby agree as follows:
    Section 1.     Amendment to Section 1.1. Section 1.1 of the Existing Agreement
is hereby amended by adding a new definition for “Minority Invested Business” as follows in the appropriate alphabetical order.
“Minority Invested Business” shall have the meaning set forth in Section 3.2(e).
    Section 2.     Amendment to Section 3.2. Section 3.2 of the Existing Agreement
is hereby amended by adding a new clause (e) as follows:
“(e) with respect to any investment which has been developed from a Permitted Acquisition (such Permitted Acquisition and related investment, a “Minority Invested Business”); provided, that: (i) P. Hajioannou does not own in excess of 35% of such Minority Invested Business; (ii) P. Hajioannou’s participation in such Minority Invested Business does not increase except as a result of a contribution of one or more Permitted Acquisitions to the Minority Invested Business, in each case which have been approved by the majority of the Independent Directors; (iii) P. Hajioannou shall first present to the Company, any business, commercial or investment opportunity or offer of which P. Hajioannou becomes aware which relate to a Drybulk Vessel or
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Drybulk Vessel Business, and not to present to the Minority Invested Business or otherwise exploit any such opportunity or offer except to the extent refused by the majority of the Independent Directors; and (iv) P. Hajioannou shall deliver by June 30 of each year a written report to the Company as of December 31 of the previous year which will describe: P. Hajioannou’s aggregate percentage ownership in the Minority Invested Business; a list of vessels (name of vessel, IMO number, year built, flag, and classification society), including an indication of any purchases and sales completed during the year; chartering performance of the fleet based on the annual Time Charter Equivalent (TCE) rate of the fleet, the cost structure as described by the vessels’ daily operating expenses (OPEX) and a statement that the vessels are not managed by the Managers. For the avoidance of doubt, nothing in this Section 3.2(e) shall prevent P. Hajioannou from serving on the board of directors or other governing body of the Minority Invested Business and P. Hajioannou shall not be deemed to control such Minority Invested Business as a result of such position so long as P. Hajioannou is not a party to any agreement, arrangement or understanding relating to the investment or management decisions of such Minority Invested Business. For the purpose of this Section 3.2(e) it is understood and agreed that commercial management for any Drybulk Vessels owned by such Minority Invested Business shall not be performed by any person or entity which P. Hajioannou controls or in which P. Hajioannou has an equity interest unless approved by the majority of the Independent Directors.”
    Section 3.     Miscellaneous.
(a)Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.
(b)Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of England.
(c)Counterparts. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
(d)Ratification of the Existing Agreement. Except as expressly amended hereby, the Existing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
[Signature pages follow]
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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of and on the date first above written.
SAFE BULKERS, INC.
By: /s/ Loukas Barmparis__________
Name: Loukas Barmparis
Title: President
POLYS HAJIOANNOU
By: /s/ Polys Hajioannou_________

[Signature Page to Amendment No. I ]
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